Exhibit 107

Calculation of Filing Fee Table

S-4

(Form Type)

D-Wave Quantum Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Forward Registered and Carry Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common shares (3)(6)	457(c), (f)(1)	41,303,337	$9.88	$408,076,969.56	0.0000927	$37,828.74
Fees to Be Paid	Equity	Warrants (4)(6)	457(i)	18,000,000	—	—	—	—
Fees to Be Paid	Equity	Common shares issuable on exercise of Warrants (4)(5)(6)	457(c), (f)(1), (i)	26,174,387	$12.21	$319,589,265.27	0.0000927	$29,625.93
	Total Offering Amounts					$727,666,234.83		$67,454.67
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$67,454.67

(1)

All securities being registered will be issued by D-Wave Quantum Inc., a corporation organized under the laws of Delaware (“D-Wave Quantum”). In connection with the transactions described in this registration statement and the enclosed proxy statement/prospectus (the “Transaction”), among others, (a) DWSI Holdings Inc., a Delaware corporation and a direct, wholly-owned subsidiary of D-Wave Quantum (“Merger Sub”) shall merge with and into DPCM Capital, Inc. (“DPCM”) (the “DPCM Merger”), as a result of which DPCM will become a direct, wholly owned subsidiary of D-Wave Quantum with the stockholders of DPCM receiving common shares of D-Wave Quantum, par value $0.0001 (“D-Wave Quantum Common Shares”) in the DPCM Merger; and (b) immediately following the DPCM Merger by means of a plan of arrangement under the Business Corporations Act (British Columbia) (i) DWSI Canada Holdings ULC, a British Columbia unlimited liability company and a direct, wholly-owned subsidiary of D-Wave Quantum (“CallCo”) will acquire a portion of the issued and outstanding common shares, no par value, of D-Wave (the “D-Wave Common Shares” and preferred shares, no par value, of D-Wave (the “D-Wave Preferred Shares” and together, the “D-Wave Shares”) from certain holders in exchange for D-Wave Quantum Common Shares (the “NewCo Share Exchange”), (ii) CallCo will contribute such D-Wave Shares to D-Wave Quantum Technologies Inc., a British Columbia corporation and a direct, wholly-owned subsidiary of CallCo (“ExchangeCo”) in exchange for common shares of ExchangeCo, (iii) following the NewCo Share Exchange, ExchangeCo will acquire the remaining issued and outstanding D-Wave Shares from the remaining holders of D-Wave Shares in exchange for exchangeable shares of ExchangeCo and (iv) as a result of the foregoing, D-Wave will become a wholly-owned subsidiary of ExchangeCo. As a result of the Transaction, both DPCM’s private warrants and public warrants (together, “DPCM Warrants” and, following their assumption by D-Wave Quantum, “D-Wave Quantum Warrants”) to purchase DPCM Class A Common Stock (as defined below), will have been assumed by D-Wave Quantum and shall be exercisable, in accordance with the terms of the warrant agreement governing the DPCM Warrants, for D-Wave Quantum Common Shares.

(2)

In accordance with Rule 457(f)(1), Rule 457(c), and Rule 457(i), as applicable, based on (i) in respect of D-Wave Quantum Common Shares issued to DPCM security holders, the average of the high ($9.89) and low ($9.87) prices of the shares of DPCM’s Class A common stock, par value $0.0001 per share (“DPCM Class A Common Stock”) on the New York Stock Exchange (“NYSE”) on March 8, 2022 and (ii) in respect of the D-Wave Quantum Common Shares issuable upon the exercise of the D-Wave Quantum Warrants, the sum of (x) the average of the high ($0.75) and low ($0.67) prices for the DPCM Warrants on the NYSE on March 8, 2022 and (y) the $11.50 exercise price of the DPCM Warrants. Pursuant to Rule 457(i), no separate fee is required for the registration of D-Wave Quantum Warrants.

(3)

Represents a maximum aggregate amount of 41,303,337 D-Wave Quantum Common Shares issuable pursuant to the Transaction Agreement in exchange for (A) (i) 30,000,000 outstanding shares of DPCM Class A Common Stock and (ii) 6,303,337 outstanding shares of DPCM Class B common stock, par value $0.0001 per share (“DPCM Class B Common Stock”) (being 7,500,000 outstanding shares of DPCM Class B Common Stock less 1,196,663 shares of DPCM Class B Common Stock to be forfeited by CDPM Sponsor Group, LLC (the “Sponsor”) in connection with the Transaction) and (B) a bonus pool of 5,000,000 D-Wave Quantum Common Shares to be allocated the holders of DPCM Class A Common Stock that do not elect to redeem their shares in connection with the Transaction.

(4)	Represents D-Wave Quantum Warrants, being the DPCM Warrants that will be assumed by D-Wave Quantum and exercisable for D-Wave Quantum Common Shares as a result of the Transaction.
(5)

Represents the maximum number of D-Wave Quantum Common Shares underlying the D-Wave Quantum Warrants as adjusted pursuant to the Transaction Agreement, based on a maximum Exchange Ratio (as defined in the Transaction Agreement) of 1.4541326.

(6)

Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.